UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 27, 2007

KAMAN CORPORATION
(Exact name of registrant as specified in charter)

CONNECTICUT	0-1093	06-0613548
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1332 Blue Hills Avenue
Bloomfield, Connecticut 06002
(860) 243-7100
(Address of Principal Executive Offices and Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement

On October 27, 2007, Kaman Corporation ("Kaman") and its wholly-owned subsidiary, Kaman Music Corporation ("Kaman Music"), entered into a stock purchase agreement (the "Stock Purchase Agreement") with Fender Musical Instruments Corporation, a Delaware corporation ("Fender"), pursuant to which Kaman will sell Kaman Music to Fender.

The sale of Kaman Music to Fender will be structured as a stock sale in which Fender will acquire all of the outstanding stock of Kaman Music in exchange for approximately $117 million in cash, subject to specified post closing purchase price adjustments, and Kaman will make a Section 338(h)(10) election under the Internal Revenue Code and retain pre-closing tax liabilities. Kaman will be entitled to retain the pre-closing earnings of Kaman Music, subject to Kaman Music retaining a specified amount of working capital at closing.

The Stock Purchase Agreement contains customary representations and warranties and covenants and Kaman has agreed to indemnify Fender for specified environmental and other items and for damages for any breaches of its representations, warranties and covenants, subject to specified time and amount limits and other exceptions. At the closing of the sale, Kaman will enter into several ancillary agreements with Fender, including (i) a lease of the Kaman Music office and warehouse facility located in Bloomfield, Connecticut, (ii) a license to use of the names and trademarks of "Kaman Music Corporation" and "Kaman Music" and any derivations thereof by Kaman Music for three years following the closing and (iii) a transition services agreement under which Kaman would agree to provide to Kaman Music for up to two years specified information technology and other services initially on the same cost and other bases as have been provided to Kaman Music in the past and at an increased cost during the second year.

The transaction has been approved by the board of directors of Kaman. The board of directors of Kaman was advised by Lazard, who acted as the financial advisor to Kaman.

The closing of the transaction is subject to the satisfaction of customary closing conditions, including termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The transaction is targeted to close before January 1, 2008.

The foregoing summary of the Stock Purchase Agreement, certain ancillary agreements and the transactions contemplated therein does not purport to be complete and is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, which is attached as Exhibit 2.1. A copy of the press release announcing the transaction is furnished as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
2.1.
Stock Purchase Agreement, dated October 27, 2007, by and among Kaman Corporation, Kaman Music Corporation and Fender Musical Instruments Corporation, together with exhibits including the forms of the ancillary agreements (without schedules).

99.1	Press Release, issued on October 29, 2007, by Kaman Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KAMAN CORPORATION

Date: October 29, 2007	/s/ Robert M. Garneau
Robert M. Garneau Executive Vice President and
Chief Financial Officer